Exhibit 10.1

Execution Version

ALBANY MOLECULAR RESEARCH, INC.

SUBSCRIPTION AGREEMENT

DATED AS OF May 5, 2016

THIS SUBSCRIPTION AGREEMENT, dated as of May 5, 2016 (this “Agreement”), is made by and among Albany Molecular Research, Inc., a company incorporated under the laws of Delaware, United States (the “Company”) and Lauro Cinquantasette S.p.A, a company incorporated under the laws of Italy (the “Subscriber”).

WHEREAS, the Company and the Subscriber are parties to that certain Share Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Share Purchase Agreement”), pursuant to which, among other things, the Company intends to buy and the Subscriber intends to sell 100% of the capital stock of Prime European Therapeuticals S.p.A. – Euticals (the “Euticals Stock” and “Euticals,” respectively), a company organized and existing under the laws of Italy, with registered office at Viale Bianca Maria 25, Milano Italy, Italian Tax Code No. 07254610152 (the “Transaction”);

WHEREAS, the Company, as partial consideration for the Subscriber’s sale of the Euticals Stock, intends to (i) issue and sell to the Subscriber the Consideration Shares (as defined herein) pursuant to the terms of this Agreement and (ii) issue to the Subscriber Promissory Note A and Promissory Note B, each dated as of the date of Closing, issued by the Company to the Subscriber;

WHEREAS, concurrently with entering into this Agreement, the Company and the Subscriber shall enter into the Registration Rights and Lock-Up Agreement (the “Registration Rights Agreement”); and

WHEREAS, concurrently with the Closing, the Subscriber and the other parties named therein shall enter into the Stockholders Agreement in the form set forth on Schedule 1.1(P) to the Share Purchase Agreement (the “Stockholders Agreement”, and together with the Registration Rights Agreement, the “Rights Agreements”).

NOW, THEREFORE, in consideration of the foregoing, the agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings.

“Adjustment Date” shall have the meaning assigned in Section 6(d)(iii).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person.

“Agreement” shall have the meaning assigned in the preamble.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, as it relates to the Consideration Shares/Shares, the requirements of any applicable federal or state securities laws or the rules, regulations or listing standards promulgated by any national securities exchange on which such shares are traded.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day (other than a Saturday or a Sunday) on which banks generally are open in Milan, Italy and New York, New York.

“Buyer” shall have the meaning assigned in the Share Purchase Agreement.

“Carry Over Amount” shall have the meaning assigned in Section 6(d)(iii).

“Claim of Indemnity” shall have the meaning assigned in Section 6.(d)(iv).

“Company” shall have the meaning assigned in the preamble.

“Company Indemnitees” shall have the meaning assigned in Section 6.(c).

“Company Public Filings” shall have the meaning assigned in Section 4.

“Computershare” shall have the meaning assigned in Section 2.(a).

“Consideration Shares” shall have the meaning assigned in Section 2.(a).

“Direct Claim” shall have the meaning in Section 6.(d)(v).

“Escrow Agent” shall mean Cordusio Fiduciaria S.p.A., a company incorporated under the laws of Italy, with registered office in Italy, at Via Dante n. 4, Milan, registered with the Companies’ Register of Milan under no. 01855720155, REA n. 863916, or, in the event of its non-acceptance or its subsequent waiver of its appointment pursuant to this Agreement, another escrow agent nationally recognized within the United States and Italy which shall be designated by the Company and reasonably acceptable to the Subscriber (or as may otherwise be designated in accordance with the terms of the Escrow Agreement).

“Escrow Agreement” shall mean the agreement in the form of Schedule 1.1(E) of the Share Purchase Agreement to be executed and delivered by the parties and the Escrow Agent at Closing.

“Euticals Stock” shall have the meaning assigned in the recitals.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“FCPA” shall have the meaning assigned in Section 4.(q).

“Fundamental Representations” shall mean (a) with respect to the Company, the representations and warranties in Sections 4(a) (Existence, Qualification and Power); 4(b) Authorization, Noncontravention); 4(c) (Governmental Authorization); 4(d) (Binding Effect); 4(e) (Capitalization); 4.(i) (Issuance of Company Common Stock); 4(t) (Brokers and Finders) and (b) with respect to the Subscriber, the representations and warranties in Sections 3.(a) (Existence, Qualification and Power); 3.(b) (Authorization; Noncontravention); 3.(c) (Governmental Authorization); 3.(d) (Binding Effect); and 3.(g) (U.S. Securities Law Representations) of this Agreement.

“Indemnified Party” shall mean the Company Indemnitee or the Subscriber Indemnitee, as the case may be.

“Indemnifying Party” shall mean the Company or the Subscriber, as the case may be.

“Indemnity Escrow Account” means a separate account maintained by the Escrow Agent that holds the Indemnity Escrow Amount as a trust fund for the purpose of the indemnification in accordance with Section 6 of this Agreement according to the Escrow Agreement.

“Indemnity Threshold” shall have the meaning assigned in Section 6.(d)(i).

“Intellectual Property Rights” shall have the meaning assigned in Section 4.(s).

“Lien” shall means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided that any operating lease or license, and any filing of a UCC financing statement that is a protective lease filing in respect of an operating lease and any filings with the governmental authority in respect of any license do not constitute Liens.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any damage, loss, liability or expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a Third Party Claim.

“Period 1 Cap” shall mean, with respect to each of the Company and the Subscriber, €31,000,000.

“New York Convention” shall have the meaning assigned in Section 8.(d)(iii).

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Revised Cap” shall have the meaning assigned in Section 6.(d)(ii).

“Rights Agreements” shall have meaning assigned in the recitals.

“Rules” shall have meaning assigned in Section 8.(d)(ii).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“SEC Documents” shall mean all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company or furnished by the Company since January 1, 2014 (including any items incorporated by reference or attached as schedules thereto).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shares” shall mean shares of common stock, $0.01 par value per share, of the Company.

“Share Purchase Agreement” shall have the meaning assigned in the recitals.

“Stockholders Agreement” shall have the meaning assigned in the Share Purchase Agreement.

“Subscriber” shall have the meaning assigned in the preamble.

“Subscriber Indemnitees” shall have the meaning assigned in Section 6.(b).

“Subsidiary” shall mean, with respect to the Company or the Subscriber, as applicable, any domestic or foreign corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) is at the time owned or controlled, directly or indirectly.

“Third Party Claim” shall have the meaning assigned in Section 6.(d)(v).

“Transaction” shall have the meaning assigned in the recitals.

“UKBA” shall have the meaning assigned in Section 4.(q).

“United States” shall have the meaning assigned in Section 3.(g)(vii).

“U.S. Person” shall have the meaning assigned in Section 3.(g)(vii).

All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Share Purchase Agreement.

2.          Issuance of Shares.

(a)          Issuance. Subject to (i) the terms and conditions hereof, (ii) closing under the Share Purchase Agreement, (iii) receipt by the Subscriber on the Closing Date of a certificate signed by a duly authorized officer of the Company stating (x) that the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (unless such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), (y) that the Company shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Company at or prior to the Closing and (z) the total number of Shares outstanding on the Closing Date prior to giving effect to the issuance of the Consideration Shares, (iv) receipt by the Company on the Closing Date of a certificate signed by a duly authorized officer of the Subscriber stating (x) that the representations and warranties of the Subscriber contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (unless such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date) and (y) that the Subscriber shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Subscriber at or prior to the Closing, and (v) the Company having delivered to Computershare, N.A., in its capacity as the Company’s transfer agent (“Computershare”), with a copy to the Subscriber, a letter in the form attached hereto as Schedule A and, as a consequence of such letter from the Company to Computershare, the Company shall cause Computershare to, and Computershare shall, deliver to the Subscriber a share balance statement evidencing the fact that the Consideration Shares have been transferred via book-entry format to the Subscriber on and as of the Closing Date, then the Company shall issue to the Subscriber, and the Subscriber shall subscribe for and receive from the Company as partial consideration for the Transaction, 7,051,295 Shares issuable pursuant hereto and as contemplated by Article 5.2(i) of the Share Purchase Agreement (the “Consideration Shares”).

(b)          Adjustment to Shares. (x) If the Company shall, at any time after the date hereof and until the Closing, (i) pay a dividend or make any other distribution upon any Shares of the Company common stock or any other capital stock of the Company payable in Shares, (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding Shares of the Company common stock into a greater number of Shares of the Company common stock, the number of Shares of the Company common stock to be issued to the Subscriber at the Closing shall be proportionately increased, and (y) if for any reason there exist any Excess Shares at the Closing, the number of Consideration Shares issued to the Subscriber at the Closing hereunder shall be decreased by such number of Excess Shares.

3.          Representations and Warranties of the Subscriber. The Subscriber represents and warrants to the Company, as of the date hereof (unless such representation and warranty speaks as of another date, in which case such representation and warranty is made as of such date), as follows:

(a)          Existence, Qualification and Power The Subscriber (a) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business as presently conducted except to the extent that failure to possess such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a material adverse effect and (ii) execute, deliver and perform its obligations under this Agreement and the Rights Agreements and (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b)          Authorization; Noncontravention. The execution, delivery and performance by the Subscriber of this Agreement and each of the Rights Agreements (a) has been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (b) do not and will not (i) contravene the terms of any of the Subscriber’s organization documents, or (ii) conflict with or result in any breach or contravention of any contractual obligation to which the Subscriber is a party, any Applicable Law, or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Subscriber or their respective property is subject, except in the case of this clause (ii) any such conflict, breach or contravention that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(c)          Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority, is required by or with respect to the Subscriber in connection with the execution and delivery of this Agreement or the Rights Agreements by the Subscriber or the consummation by the Subscriber of the transactions contemplated hereby or thereby, except for such filings, authorizations, consents and approvals that if not obtained or made would not have, individually or in the aggregate, a material adverse effect on the ability of the Subscriber to consummate the transactions contemplated by this Agreement and the Rights Agreements.

(d)          Binding Effect. This Agreement has been, and each of the Rights Agreements, when delivered hereunder, will have been, duly executed and delivered by the Subscriber. This Agreement constitutes, and each of the Rights Agreement when so delivered will constitute, a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(e)          Litigation. There is no Litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Subscriber, threatened in writing against the Subscriber, nor is the Subscriber subject to any outstanding order, writ, judgment, injunction or decree that, in any case, would (i) prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement or the Share Purchase Agreement or (ii) otherwise prevent, hinder or materially delay performance by the Subscriber of any of its respective obligations under this Agreement, the Share Purchase Agreement or the Rights Agreements.

(f)          Proceedings. The Subscriber has not been: (i) subject to voluntary or involuntary petition under the U.S. or foreign federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for the Subscriber’s business or property or that of any partnership of which the Subscriber was a general partner or any corporation or business association of which the Subscriber was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining the Subscriber or otherwise imposing limits or conditions on the Subscriber’s ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC to have violated any U.S. or foreign federal or state commodities, securities or unfair trade practices law.

(g)          U.S. Securities Law Representations.

(i)          U.S. Person.  The Subscriber is not (a) a “U.S. Person”, and (b) acquiring any Consideration Shares for the account or benefit of a U.S. Person.

(ii)         No U.S. Offer. No offer relating to the Consideration Shares was made to the Subscriber in the United States and, at the time of execution by the Subscriber of this Agreement and at the Closing, the Subscriber will be organized outside the United States.

(iii)        Regulation S. Unless and until a valid registration statement is available to the Subscriber to resell the Consideration Shares in the public market, the Subscriber will resell the Shares received as Consideration Shares only in compliance with Regulation S or pursuant to another available exemption from the registration requirements of the Securities Act.

(iv)         No Hedging. The Subscriber will not engage in hedging transactions with regard to any Shares issued under this Agreement unless in compliance with the Securities Act.

(v)          Unregistered Securities. The Subscriber understands that Shares will not, as of the Closing, be registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Subscriber’s representations as expressed herein and in the Share Purchase Agreement. The Subscriber understands that the Consideration Shares will be “restricted securities” under applicable U.S. federal and state securities laws when issued at the Closing.

(vi)         Stock Legend. The Subscriber understands that the Shares and any securities issued in respect of or exchange for such Shares, may be notated with one or all of the following legends until such time as such Shares or such securities are no longer “restricted securities” under applicable U.S. federal securities laws as a result of registration under the Securities Act or otherwise:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SUCH TRANSFER MAY BE EFFECTED UNLESS IT IS DONE IN COMPLIANCE WITH REGULATION S OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A STOCKHOLDERS AGREEMENT AND A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(vii)        For purposes of this clause: “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia. For purposes of this clause; “U.S. Person” means: (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a U.S. Person; (d) any trust of which any trustee is a U.S. Person; (e) any agency or branch of a foreign entity located in the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (g) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (h) any partnership or corporation if: (i) organized or incorporated under the laws of any foreign jurisdiction; and (ii) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501 (a) under the Securities Act) who are not natural persons, estates or trusts; provided, however, the following are not “U.S. Persons”: (a) any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. Person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States; (b) any estate of which any provisional fiduciary acting as executor or administrator in a U.S. Person if (i) an executor or administrator of the estate who is not a U.S. Person has sole or shared investment discretion with respect to the assets of the estate; and (ii) the estate is governed by foreign law; (c) any trust of which any professional fiduciary acting as trustee is a U.S. Person, if a trustee who is not a U.S. Person has sole and shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person; (d) an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country; (e) any agency or branch of a U.S. Person located outside the United States if: (i) the agency or branch operates for valid business reasons; and (ii) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and; (f) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.

4.          Representations and Warranties of the Company. Except as otherwise set forth in and as would be required to be set forth in the publicly available reports, schedules, forms, statements and other documents (other than risk factors or forward looking statements) filed or furnished by the Company with the SEC since January 1, 2014 (the “Company Public Filings”), the Company hereby represents and warrants to the Subscriber, as of the date hereof (unless such representation and warranty speaks as of another date, in which case such representation and warranty is made as of such date), as follows:

(a)          Existence, Qualification and Power. Each of the Company and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization, (b) taken as a whole, have all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own their assets and carry on their businesses as presently conducted except to the extent that failure to possess such governmental licenses, authorizations, consents and approvals would not reasonably be expected to have a material adverse effect and (ii) execute, deliver and perform their obligations under this Agreement and the Rights Agreements and (c) are duly qualified and are licensed and in good standing under the laws of each jurisdiction where their ownership, lease or operation of properties or the conduct of their businesses require such qualification or license except to the extent that such failures to do so would not, in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(b)          Authorization; No Contravention. The execution, delivery and performance by the Company of each of this Agreement and the Rights Agreements (a) has been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (b) do not and will not (i) contravene the terms of any of the Company’s or any of its Subsidiaries’ organization documents or (ii) conflict with or result in any breach or contravention of any contractual obligation to which the Company or any of its Subsidiaries is a party or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Company or any of its Subsidiaries or their property is subject or (iii) violate any law.

(c)          Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Rights Agreements by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for such filings, authorizations, consents and approvals that if not obtained or made would not, individually or in the aggregate, have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement and the Rights Agreements.

(d)          Binding Effect. This Agreement has been, and each of the Rights Agreements, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each of the Rights Agreements when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(e)          Capitalization. As of May 4, 2016, the authorized and outstanding capital stock of the Company consists of (a) 2,000,000 shares of preferred stock, none of which are outstanding, and (b) 100,000,000 Shares of the Company common stock, of which 35,702,763 Shares are outstanding. As of the date hereof and as of the Closing Date, (i) there are no options, warrants, securities or instruments convertible into or exchangeable for, or other rights, agreements, arrangements or commitments relating to, or obligating the Company or any of its Subsidiaries to issue or sell any Shares of, the capital stock of, or any other interest in the Company (other than this Agreement and the Rights Agreements), (ii) there have not been any non-cash dividends or in-kind distributions, including dividends or distributions of assets, property, rights, or options to acquire any assets property or rights of the Company, including securities issued by or the assets or properties of its Subsidiaries, declared or payable, or (iii) there has not been any issuance of equity securities (or any instrument exercisable or exchangeable for or convertible into the equity securities) of the Company for consideration per Share less than $15.5460, whether pursuant to a “shelf takedown” from the Company’s registration statement on Form S-3 filed with the SEC on December 8, 2014 or otherwise, in the case of this clause (iii), other than (x) any issuance pursuant to a registration statement on Form S-8 relating to the sale of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase, or similar equity incentive plan or (y) issuances of equity securities (or any instrument exercisable or exchangeable for or convertible into the equity securities) for consideration in the aggregate less than $5,000,000, and in each case of clause (i), (ii) and (iii), except as set forth in the Company Public Filings that are filed with the SEC prior to the date hereof.

(f)          SEC Documents.

(i)          The Company has filed the SEC Documents. None of the Company’s Subsidiaries is required to make any filings of SEC Documents. As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any SEC Document.

(ii)         The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with U.S. GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(iii)        The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial officer of Company, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of the Board of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(g)          Exemption from Registration. Based in part on the representations made and warranties given by the Subscriber in this Agreement and in the Share Purchase Agreement, the offer and issuance by the Company of the Consideration Shares will be exempt from registration under the Securities Act.

(h)          Short-Form Registration. The Company qualifies for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration.

(i)          Issuance of Company Common Stock. The issuance of the Consideration Shares at the Closing shall have been duly authorized as of the Closing and, when issued and delivered and paid for as provided herein, the Consideration Shares will be validly issued, fully paid and non-assessable, free and clear of all Liens, and will not be subject to preemptive rights of the Company.

(j)          No Consent. Except for (a) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (b) compliance with the rules and regulations of the NASDAQ and (c) compliance with any applicable blue sky laws, no material consent or approval of, or filing, license, permit or authorization, declaration or registration with, any governmental authority, any stock market or stock exchange on which the Shares of Company common stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereunder.

(k)          Listing Compliance. The Company is in compliance with the requirements of the NASDAQ for continued listing of the common stock of the Company thereon. The Company has taken no action designed to terminate the registration of the common stock of the Company under the Exchange Act or the listing of the common stock of the Company on the NASDAQ, nor as of the date of this Agreement has the Company received any written notification that the SEC or the NASDAQ is contemplating terminating such registration or listing.

(l)          Litigation. There is no Litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries, nor are the Company or its Subsidiaries subject to any outstanding order, writ, judgment, injunction or decree that, in any case, would (i) prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement or the Share Purchase Agreement or (ii) otherwise prevent, hinder or materially delay performance by the Company of any of its obligations under this Agreement, the Share Purchase Agreement or the Rights Agreements.

(m)          Taxes. The Company and its Subsidiaries, taken as a whole, have timely filed, or caused to be filed, all federal, state, provincial, local and foreign Tax returns required to be filed, and paid all Taxes owing by it (including in their capacity as a withholding agent), whether or not shown on any such Tax returns, except Taxes the validity or the amount of which are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with U.S. GAAP. To the knowledge of the Company, there is no pending investigation, Tax audit or deficiencies of the Company or its Subsidiaries by any taxing authority or proposed Tax assessments against the Company or its Subsidiaries.

(n)          Subsidiaries. Schedule 4(n) sets forth a complete and accurate list as of the date hereof of all Subsidiaries of the Company and the jurisdiction of formation of each such Subsidiary.

(o)          Investment Company Act. The Company is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

(p)          Compliance with Law. The Company and its Subsidiaries, taken as a whole, are in compliance with all requirements of law applicable to them or to their properties. To the knowledge of the Company, neither the Company nor its Subsidiaries nor any of their material properties or assets are in default with respect to any judgment, writ, injunction, decree or order of any court or other governmental authority. As of the date hereof, neither the Company nor its Subsidiaries has received any written communication from any governmental authority that alleges that the Company or its Subsidiaries are not in compliance in any material respect with any law, except for allegations that have been satisfactorily resolved and are no longer outstanding.

(q)          Anti-Corruption Laws. None of the Company and its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Company or its Subsidiary is aware of or has taken or failed to take any action, directly or indirectly, that has violated the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010 (“UKBA”), or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA, or to any person, in contravention of the UKBA, or any other applicable anti-corruption laws. The Company, and its Subsidiaries and their respective Affiliates have conducted their businesses in compliance with the FCPA, the UKBA, and all other applicable anti-corruption laws and have instituted and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(r)          Environmental Matters; Health and Safety Matters.

(i)          The Company and its Subsidiaries, taken as a whole, are not and have not been in violation of any Environmental and Health and Safety Laws and the operations of the Company and its Subsidiaries at all plants, offices and other working sites are in compliance therewith.

(ii)         No Real Properties (x) have been contaminated by any Hazardous Materials; (y) contain underground storage tanks; or (z) contain any asbestos containing material, in each case, in a manner that would reasonably be expected to result in material liabilities to the Company and its Subsidiaries under Environmental and Health and Safety Laws.

(s)          Intellectual Property. The Company and its Subsidiaries, taken as a whole, and, with respect to patents and patent rights, subject to the knowledge of the Company, own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and as presently proposed to be conducted. The Company’s and its Subsidiaries’ Intellectual Property Rights have not expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within six (6) months from the date of this Agreement, other than resulting from reasonable business judgment of the Company. The Company has no knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding their Intellectual Property Rights. The Company is not aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(t)          Brokers and Finders. Except for Nomura Securities International, Inc., there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company and its Subsidiaries who might be entitled to any fee or commission from the Subscriber or any of its Subsidiaries or Affiliates upon consummation of the transactions contemplated hereby.

(u)          Transactions With Affiliates. Except as set forth in the Company Public Filings, none of the officers, directors or employees of the Company or any of its Subsidiaries, to the knowledge of the Company, is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other Person in which any such officer, director, or employee has a substantial interest or is an employee, officer, director, trustee or partner.

5.          Covenant of the Company. From the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall not enter into any definitive agreements for any merger, acquisition or business combination with an aggregate value of $50,000,000 or more other than the agreements and instruments related to the Share Purchase Agreement and the transactions contemplated therein and hereunder.

6.          Indemnification.

(a)          Survival. The representations and warranties of the Subscriber and the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and for twenty-four (24) months after the Closing; provided that the Fundamental Representations shall survive the execution and delivery of this Agreement and the Closing for forty-eight (48) months after the Closing.

(b)          Indemnification by the Company. From and after the Closing, and subject to this Section 6, the Company shall defend, indemnify and hold harmless each of the Subscriber and its officers, directors, employees, agents, successors and assigns (collectively, the “Subscriber Indemnitees”) from and against, and pay or reimburse the Subscriber Indemnitees for, any and all Losses resulting from (i) any inaccuracy in or breach of any representation or warranty (except for an inaccuracy in or breach of Section 4.(i) (Issuance of Company Stock)) when made or deemed made by the Company in or pursuant to this Agreement, (ii) any inaccuracy in or breach of Section 4.(i) (Issuance of Company Stock) or (iii) any breach or default in performance by the Company of any covenant or agreement under this Agreement.

(c)          Indemnification by the Subscriber. From and after the Closing, and subject to this Section 6, the Subscriber shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnitees”) from and against, and pay or reimburse the Company Indemnitees for, any and all Losses resulting from (i) any inaccuracy in or breach of any representation or warranty when made or deemed made by the Subscriber in or pursuant to this Agreement or (ii) any breach or default in performance by the Subscriber of any covenant or agreement under this Agreement.

(d)          Limitations on Indemnity. The Subscriber and the Company agree, for themselves and on behalf of the Subscriber Indemnitees and the Company Indemnitees:

(i)          Limitations on Subscriber Indemnities. Except for claims for indemnification for Losses in respect of Fundamental Representations, no Subscriber Indemnitee will assert any claims for indemnification under Section 6(b) in respect of any Loss incurred or suffered by such Subscriber Indemnitee until such time as the aggregate of all Losses (including Losses in respect of Fundamental Representations) that the Subscriber Indemnitees may have under Section 6(b) exceeds €500,000 (the “Indemnity Threshold”), and then only for the aggregate amount of all Losses in excess of the Indemnity Threshold. The aggregate liability of the Company in respect of claims for indemnification pursuant to (x) Section 6(b)(i) and (iii) shall never exceed €31,000,000 and (I) until the date that is 24 months after the Closing Date, shall be limited to the Period 1 Cap and (II) after the date that is 24 months after the Closing Date and until the date that is 48 months after the Closing Date, shall be limited to the Revised Cap and (y) Section 6(b)(ii) shall be limited to €109,000,000.

(ii)         Limitations on Company Indemnities. Except for claims for indemnification for Losses in respect of Fundamental Representations, no Company Indemnitee will assert any claims for indemnification under Section 6(c) in respect of any Loss incurred or suffered by such Company Indemnitee until such time as the aggregate of all Losses (including Losses in respect of Fundamental Representations) that Company Indemnitees may have under Section 6(c) together with all “Losses” that the “Indemnified Party” may have under Article 9.1 of the Share Purchase Agreement (as such terms are defined therein) exceeds the Indemnity Threshold, and then only for the aggregate amount of all Losses in excess of the Indemnity Threshold. Except for claims for indemnification for Losses relating to the title to shares (including title to INC Shares) representation and warranty of the Subscriber under the Share Purchase Agreement (the “SPA Title Representation”), the aggregate liability of the Subscriber in respect of claims for indemnification pursuant to Section 6(c) together with all “Losses” that the “Indemnified Party” may have under Article 9.1 of the Share Purchase Agreement (as such terms are defined therein) shall never exceed €31,000,000, and (I) until the date that is 24 months after the Closing Date, shall be limited to the Period 1 Cap and (II) after the date that is 24 months after the Closing Date and until the date that is 48 months after the Closing Date, shall be limited to the Revised Cap. For the avoidance of doubt, the aggregate liability of the Subscriber in respect of the SPA Title Representation shall be the Price.

(iii)        Revised Cap. For all and any Claim of Indemnity notified by the Indemnified Parties to the Indemnifying Party pursuant to this Agreement after the date that is 24 months following the Closing Date (the “Adjustment Date”), the Cap shall be reduced to a “Revised Cap” equal to the greater of (x) €15,000,000.00 and (y) the sum of €15,000,000.00 and the Carry Over Amount, provided that the Revised Cap shall under no circumstance exceed €31,000,000. For purposes hereof, “Carry Over Amount” means the aggregate value of Claims for Indemnity made prior to or on the date that is 24 months following the Closing Date which (a) the Indemnifying Party has acknowledged in writing to be due and payable to the Indemnified Party, but have not been paid prior to the Adjustment Date or (b) have been notified to the Indemnifying Party by the Indemnified Party in a notice complying with Section 6(d)(iv) below.

(iv)         Claims. In the event that the Indemnified Party becomes aware of any Loss claim, proceeding or other matter in respect of which the Indemnifying Party is obliged to indemnify the Indemnified Parties pursuant to this Agreement, the Indemnified Party shall promptly provide written notice to the Indemnifying Party and, if applicable, the Escrow Agent of such claim, which notice shall state the nature of the claim, basis for indemnification of such claim, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such claim), the method of computation thereof (to the extent known or estimated), any other material details pertaining to such claim and, in the case of a Third Party Claim (as defined below), the basis therefor and any remedy sought thereunder (collectively, the “Claim of Indemnity”), provided that any delay in giving such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent of any damages actually suffered by the Indemnifying Party as a result of such delay.

(v)          The Claim of Indemnity shall specify whether it arises as a result of a claim by a Person against an Indemnified Party (the “Third Party Claim”) or whether the Claim of Indemnity does not so arise (the “Direct Claim”).

(A)         With respect to any Direct Claim,

(1)         Following receipt of the Claim of Indemnity from the Indemnified Party, the Indemnifying Party shall have thirty (30) Business Days to make such investigation in connection with the Claim of Indemnity as it considers is reasonably required. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its request of indemnification in respect of the Claim of Indemnity, together with all such other information as the Indemnifying Party may reasonably request.

(2)         If both parties agree at or prior to the expiration of such thirty (30)-Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim of Indemnity, then the Indemnifying Party shall pay to the Indemnified Party the full agreed upon amount of the Claim of Indemnity, failing which the matter shall be referred to the legal proceedings as provided for under Section 8.(d) (if in such instance a Company Indemnitee is the Indemnified Party, such amount shall be paid from the Indemnity Escrow Account or by means of offset against the Promissory Note B).

(3)         It is however further agreed that in any event in which within thirty (30) Business Days from the issuance of a Claim of Indemnity the Indemnified Party does not receive Indemnifying Party’s written notice formally contesting it, such Claim of Indemnity shall be deemed as finally agreed and accepted by the Indemnifying Party and such amount shall promptly be paid to the Indemnified Party (if in such instance the Indemnified Party is a Company Indemnitee, such amount shall be paid by the Escrow Agent out of the Escrow Account without the need for instruction from the Indemnifying Party or by means of offset against Promissory Note B regardless of the then-current holder of the Promissory Note B) .

(B)         With respect to any Third Party Claim,

(1)         The Indemnified Party shall properly and diligently defend (when applicable) any such Claim; the Indemnifying Party shall have the right to participate, and, where possible, join, at the Indemnifying Party’s own cost by counsel or counsels of its election, in the defense of any such claim.

(2)         The Indemnified Party shall not make or accept any settlement of any Third Party Claim, nor shall make acquiescence thereto nor shall (to the extent of its ability) without the prior written consent of the Indemnifying Party, which consent shall not be withheld without reasonable justification.

(3)         If the nature of any Third Party Claim is such that any Indemnified Party is required by any judgment, order, injunction, award, decree, law or regulation to make a payment to any third party (including public offices and authorities) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith upon demand by the Indemnifying Party, reimburse the Indemnified Party for such payment (which, in instances where the Indemnified Party is a Company Indemnitee, such payment may be made from the Indemnity Escrow Account or by means of offset against the Promissory Note B). If the amount of any liability of the Indemnified Parties under the Third Party Claim in respect of which such payment was made, as finally determined, proves to be less than the amount that was paid by the Indemnifying Party to the Indemnified Party (including amounts paid from the Indemnity Escrow Account or by means of offset against the Promissory Note B), the Indemnified Party shall, forthwith upon receipt of the difference from the third party, pay the amount of such difference to the Indemnifying Party.

(vi)         Sole Remedy. Each party agrees that, from and after the Closing, the sole liability and obligations of each party and the sole right, remedy and entitlement of each party for recovery of any monetary claim with respect to this Agreement (and this Agreement only) shall be limited to indemnification under this Section 6, and each party hereby waives any and all other statutory and common law rights and remedies (including other rights of indemnification and contribution) which it now has or may hereafter have, provided that such waiver shall in no event be construed to prevent such party from seeking specific performance or other equitable relief or remedies or from bringing an action for actual fraud.

(vii)        Escrow. Notwithstanding anything else herein, the Company Indemnitees shall, subject to the limitations contained in this Section 6, be entitled to indemnification under this Section 6 only to the extent of amounts available in the Indemnity Escrow Account or the remaining outstanding principal of Promissory Note B; it being understood that the Indemnity Escrow Account and Promissory Note B shall be the sole and exclusive source of recovery and remedy of any of the Company Indemnitees with respect to any claim for indemnification under this Section 6 and, as such, the indemnification obligations, set forth in this Section 6 are non-recourse in all respects to the Subscriber or any current, former or prospective stockholder, investor or limited partner, other Affiliate or the respective representatives of the Company. The amounts held in the Indemnity Escrow Account and set off against Promissory Note B shall be applied in the order claims related to the applicable Losses are resolved (i.e., Losses related to claims resolved at an earlier date will be satisfied before Losses related to claims resolved at a later date).

7.          Termination. Without affecting any other right or remedy available to it, this Agreement shall terminate immediately without further action from either party if the Share Purchase Agreement is terminated pursuant to Article 2.6 or Article 2.7 of the Share Purchase Agreement.

8.          Miscellaneous.

(a)          Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns, and no term or provision of this Agreement is for the benefit of, or intended to create any obligations to, any other Person (except for the Indemnified Parties under Section 6). The Subscriber shall not be permitted to distribute or otherwise transfer its Consideration Shares to any Person except in the manner set forth in the Rights Agreements (including, for the avoidance of doubt, in registered sales and/or private placements following the Lock-Up Period as provided in the Registration Rights Agreement). Prior to the Closing, this Agreement shall not be assigned and no rights or obligations hereunder may be transferred by the Subscriber. After the Closing, this Agreement shall not be assigned and no rights or obligations hereunder may be transferred by the Subscriber except that the Subscriber will be permitted to assign its rights and obligations to any Permitted Transferee as provided in (and as such term is defined in) the Rights Agreements (including, for the avoidance of doubt, in connection with private placements as provided in Section 3.01(c) and 4.01 of the Registration Rights Agreement). This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto.

(b)          Amendment; Waiver. This Agreement may be amended only by an agreement in writing executed by all parties hereto. A party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(c)          Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

(d)          Governing Law; ICC Arbitration.

(i)          This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

(ii)         Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereunder, including with respect to the formation, applicability, performance, breach, termination, validity or enforceability thereof, shall be fully and finally settled by arbitration. The arbitration shall be conducted by three (3) arbitrators, in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, USA and it shall be conducted in English, provided that either party may submit testimony or documentary evidence in any language if it furnishes, upon the request of the other party, a translation into English of any such testimony or documentary evidence. The arbitrators shall determine questions of arbitrability and jurisdiction and shall be empowered to grant interim relief.

(iii)        The arbitration award shall be final and binding on the parties. The parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention,” which shall govern the arbitration and enforcement of any arbitral award) insofar as such waiver can validly be made. The parties agree to the exclusive jurisdiction of the federal courts located in New York County, New York for purposes of enforcing this section, and any arbitral award, in accordance with the New York Convention. The parties agree to personal jurisdiction in said courts for such purposes and irrevocably waive any defense on the basis of forum non conveniens, lack of jurisdiction or improper venue in regard to any such proceedings brought in the federal courts located in New York County, New York.

(iv)         The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two arbitrators shall nominate a third arbitrator within thirty (30) days after the nomination of the second arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three arbitrators is not nominated within the time prescribed above, then the International Court of Arbitration of the International Chamber of Commerce shall appoint that arbitrator.

(v)          In order to facilitate the comprehensive and efficient resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or to the Share Purchase Agreement, Registration Rights Agreement or Stockholders Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two (2) proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

(vi)         Notwithstanding anything to the contrary in this Agreement, a Party may make a request to a court of competent jurisdiction or pursuant to the Rules for interim or emergency measures necessary to preserve the party’s rights, including pre-arbitration attachments or injunctions. A request for such interim relief to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Each of the parties hereto recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach or threatened breach of any provision of this Agreement the aggrieved party, in addition to any other remedy which may be available to such party at law or in equity, will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

(vii)        All disputes under this Agreement shall be kept confidential. In any arbitration proceeding, the arbitrators shall take all measures necessary for the protection of Confidential Information. All proceedings and any award and any information obtained from another party in connection with the arbitration shall be deemed Confidential Information subject to Article 13 of the Share Purchase Agreement; provided that the parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate, provided, further, that the parties agree to take all reasonable measures to protect the confidentiality of the proceedings and the disclosure of any Confidential Information in connection therewith, including to file all papers under seal.

(viii)      The arbitrators shall have the power to make an award allocating the costs and expenses of the arbitration between the parties, including reasonable legal fees and other costs of legal representation. Any award shall be determined and payable in Euros. For the avoidance of doubt, the remedies that may be awarded by the arbitrators hereunder are limited as specifically set forth in Section 6 of this Agreement.

(e)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f)          Notices. Any notice or other communication to be given hereunder shall be in writing in the English language and signed by or on behalf of the party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out below:

(a)	Party:	Company

	Address:	200 West Street, 4th Floor, Waltham, MA 02451
	Email:	lori.henderson@amriglobal.com

	Telephone No.:	(781) 672-4535

	Attn. of:	Lori M. Henderson, Senior Vice President, General Counsel and Head of Business Development

	With a copy to (which shall not constitute notice):	Goodwin Procter LLP

	Attn. of:	Danielle M. Lauzon

	Address:	53 State Street, Boston, MA 02109, or if after June 24, 2016, 100 Northern Avenue, Boston, MA 02210
	Email:	dlauzon@goodwinprocter.com

	Telephone No.:	(617) 570-1000

	Facsimile No.:	(617) 523-1231

(b)	Party:	Subscriber

	Address:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano
	Phone: Facsimile No.:	+39-02-96953394 +39-02-8995221 +39-02-869522522

	Attn. of:	Chief Financial Officer

	With a copy to (which shall not constitute notice):	Debevoise & Plimpton LLP

	Attn. of:	Maurizio Levi-Minzi

	Address:	919 Third Ave., New York, NY 10022
	Email: Telephone No.: Facsimile No.:	mleviminzi@debevoise.com (212) 909-6306 (212) 909-6836

(g)          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(h)          Integration. This Agreement and the Share Purchase Agreement and the other transaction documents contemplated in this Agreement and the Share Purchase Agreement, including the Rights Agreements, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

(i)          Further Assurances. Each party shall use all reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, that are necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement and the Rights Agreements to cause the conditions to its respective obligations set forth in each therein, as applicable, to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

(j)          Other Agreements. Nothing contained in this Agreement shall affect or prejudice in any manner the rights, obligations and remedies of either party under other agreements or documents entered into in connection with the Transaction, including but not limited to, the Share Purchase Agreement, the Rights Agreements and other agreements contemplated thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement as of the date first written above.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	General Counsel, Senior Vice President and Secretary

[Signature Page to Subscription Agreement]

LAURO CINQUANTASETTE S.P.A.

By:	/s/ Maurizio Bottinelli
Name:	Maurizio Bottinelli
Title:	Director

[Signature Page to Subscription Agreement]

Schedule A

Form of Letter to Computershare

Executive Version

[●], 2016

Computershare Trust Company, N.A.

8742 Lucent Blvd., Suite 225

Highlands Ranch, CO 80129

[Contact Person]

Re: Issuance of shares of Albany Molecular Research, Inc.

Dear [●]:

In connection with the acquisition of Prime European Therapeuticals S.p.A. – Euticals (“Euticals”) by Albany Molecular Research Inc. (the “Company”), the Company hereby instructs Computershare Trust Company, N.A., as transfer agent for the Company, to take the necessary steps to issue the shares of Common Stock of the Company as indicated in Exhibit A attached hereto in book entry form-restricted accounts (the “Shares”). The effective date of the issuance shall be [●], 2016. The Shares shall bear the restrictive legends set forth on Exhibit B attached hereto, to be removed only upon the receipt of an opinion of counsel that such restricted legends can be removed.

Please debit the Company’s “Unallocated” shares for a total of [●] shares and post this transaction on [●], 2016.

The Company hereby instructs Computershare to treat this instruction letter as irrevocable and to carry out the actions referenced in this instruction letter without regard to any subsequent communications that Computershare may receive from the Company.  Lauro Cinquantasette S.p.A. is an express third party beneficiary of this letter, authorized by the Company to enforce it in accordance with its terms.

Additionally, please immediately forward to the attention of counsel to the Company, Qing Nian at Goodwin Procter LLP, by email PDF copies of the book entry account evidencing the shares issued to the person listed on Exhibit A hereto. Ms. Nian’s email is qnian@goodwinprocter.com.

If you have any questions regarding this request, please contact Qing Nian at (617) 570-8707.

[remainder of page intentionally left blank]

Sincerely,

ALBANY MOLECULAR RESEARCH, INC.

By:
Name:
Title:

[Signature Page to Instruction Letter]

Exhibit A

Name	Address	Tax Identification Number	Number of Shares of Common Stock

Lauro Cinquantasette S.p.A.	Via Del Lauro n.7 20121 Milan, Italy	[●]	[●]

Exhibit B

LEGEND required.

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SUCH TRANSFER MAY BE EFFECTED UNLESS IT IS DONE IN COMPLIANCE WITH REGULATION S OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A STOCKHOLDERS AGREEMENT AND A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Schedule 4(n)

Company Subsidiaries

Subsidiary	Jurisdiction of Formation
AMRI Bothell Research Center, Inc.	Delaware, USA
AMRI Burlington, Inc.	Massachusetts, USA
AMRI Rensselaer, Inc.	Delaware, USA
AMRI SSCI, LLC	Delaware, USA
ALO Acquisition, LLC	Delaware, USA
OSO Biopharmaceutials Manufacturing, LLC	Delaware, USA
Cedarburg Pharmaceuticals, Inc.	Delaware, USA
INB: Hauser Pharmaceutical Services, Inc.	Delaware, USA
Cedarburg Generics, LLC	Wisconsin, USA
Whitehouse Analytical Laboratories, LLC	New Jersey, USA
Albany Molecular Research Spain, S.L.U.	Spain
Gadea Grupo Farmaceutico, S.L.	Spain
Crystal Pharma, S.A.	Spain
Crystal Pharma, Ltd.	Malta
Gadea Biopharma, S.L.	Spain
Bioraw, S.L.	Spain
Bionice, S.L.	Spain
Albany Molecular Research (Glasgow) Limited	United Kingdom
Albany Molecular Research Limited	United Kingdom
Albany Molecular Research (UK) Limited	United Kingdom
Albany Molecular Luxembourg S.à r.l.	Luxembourg
Albany Molecular Research Mauritius Pvt. Ltd.	Mauritius
AMRI India Pvt. Ltd.	India
FineKem Laboratories Pvt. Ltd.	India
Albany Molecular Research Hyderabad Research Centre Pvt. Ltd.	India
Albany Molecular Research Singapore Research Centre, Pte. Ltd.	Singapore
Evergreen S.r.l.	Italy